Exhibit  23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Kaneb Services, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 25, 2000, relating to the consolidated balance sheets of Kaneb Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, and related schedules, which report is included on page F-1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of Kaneb Services, Inc.



KPMG LLP
Dallas, Texas
April 10, 2000